Exhibit 7(e)

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT ("Guaranty") is made as of [DATE], 2013 ("Effective Date,") by WELLS FARGO & COMPANY, a Delaware corporation (the "Guarantor"), to and for the benefit of THE LINCOLN NATIONAL LIFE INSURANCE COMPANY (the "Ceding Company").

RECITALS

WHEREAS, concurrently herewith, on the Effective Date, Union Hamilton Reinsurance, Ltd. ("UHRL"), domiciled in Bermuda, and the Ceding Company, incorporated and domiciled in Indiana, entered into a reinsurance transaction pursuant to Reinsurance Agreement, Treaty # (as amended , supplemented, or otherwise modified from time to time, the "Reinsurance Agreement");

WHEREAS, under the terms of the Reinsurance Agreement, UHRL, is required to provide security to the Ceding Company, in the form of collateral to secure credit for reinsurance under Indiana laws and regulations and to that end, on the Effective Date, UHRL, the Ceding Company, and US Bank National Association as Trustee entered into a Reserve Credit Trust Agreement ("Reserve Credit Trust Agreement") pursuant to which they established a trust account to hold such collateral ("Reserve Credit Trust Account");

WHEREAS, UHRL is a direct, wholly-owned subsidiary of Guarantor; and

WHEREAS, as a material inducement to the Ceding Company entering into the Reinsurance Agreement, the Guarantor has agreed to enter into this Guaranty;

NOW, THEREFORE, the Guarantor hereby covenants and agrees to and for the benefit ofthe Ceding Company as follows:

1.
The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Ceding Company and its successors, endorsees and assigns that the Guarantor will cause UHRL to provide, and if UHRL fails to so provide, the Guarantor will provide Qualifying Assets as set forth in the Reinsurance Agreement.

The obligations under this Section 1 are sometimes referred to in this Guaranty as the "Obligations." Without limiting the foregoing, if on or after any date when delivery of Qualifying Assets is due under the Reinsurance Agreement and such delivery is not made, upon demand from the Ceding Company, within five business days of such demand, the Guarantor either will cause UHRL to deliver or the Guarantor itself will deliver Qualifying Assets to the Reserve Credit Trust Account strictly in accordance with the terms of the Reinsurance Agreement. This Guarantee is absolute and unconditional and the Guarantor's obligation to perform immediately on demand shall be binding on the Guarantor regardless of (i) the validity, legality or enforceability of the Obligations or of any instrument evidencing the Obligations; (ii) whether or not the Obligations are presently

EXECUTION VERSION

existing, are incurred hereafter from time to time, are otherwise secured, are discharged in a bankruptcy or other insolvency proceedings or are contested by any other party; or (iii) the bankruptcy, insolvency, reorganization of, or the appointment of a trustee or receiver for UHRL.

For as long as this Guarantee is in effect, the Guarantor's Obligations under this Section I shall not exceed five hundred million dollars ($500,000,000) in the aggregate, and such maximum amount shall be reduced by the amount of any withdrawals by the Ceding Company from the Reserve Credit Trust Account and/or any Letters of Credit constituting collateral under the Reinsurance Agreement, provided however, that the amount of Guarantor's Obligations shall not be reduced by any withdrawals from the Reserve Credit Trust Account or Letters of Credit where the amount of such withdrawal is or has been returned to the Reserve Credit Trust Account or to UHRL or any designee of UHRL.

2.
The Guarantor's obligations hereunder shall not be affected by any other circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Guarantor. The Guarantor agrees that the Ceding Company may resort to the Guarantor for performance by Guarantor of the Obligations whenever UHRL has not fulfilled its obligations under the Reinsurance Agreement. The Ceding Company shall not be obligated to file any claim relating to the Obligations in the event that UHRL becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Ceding Company to so file shall not affect the Guarantor's obligations hereunder.

3.
This is an absolute, unconditional, and continuing guaranty of payment and delivery of the Obligations and shall continue to be in full force and be binding upon the Guarantor until all of the Obligations, whether present or future, actual or contingent, are satisfied or paid in full. This Guaranty is an agreement of payment and not merely of collection. Guarantor shall be deemed to be in breach ("Breach") of this Guarantee in the event of the occurrence of any of the following events:

(a) Failure to timely deliver the Obligations as required in Section 1 above,

(b) A default in any term, condition or representation contained in or referred to in this Guaranty or the Reinsurance Agreement.

If a Breach occurs, the Ceding Company may exercise any rights and remedies as provided in this Guarantee and the Reinsurance Agreement, or as provided at law or equity.

4.
Notwithstanding anything to the contrary, it shall not be a defense to performance of this Guaranty by the Guarantor, and the Guarantor shall remain liable under this Guaranty for the Obligations as if it were a principal debtor of the Obligations if the Obligations are not recoverable from UHRL by reason of illegality, incapacity, lack or exceeding of powers, ineffectiveness of execution, or any other reason. The Guarantor waives any and all defenses, claims, setoffs, and discharges of UHRL, or any other obligor, pertaining to the Obligations,

EXECUTION VERSION

except the defense of discharge by payment in full. Without limiting the generality of the foregoing, the Guarantor will not assert, plead, or enforce against the Ceding Company any defense available to UHRL of waiver, release, discharge, or disallowance in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, incapacity, minority, usury, illegality, or unenforceability which may be available to UHRL or any other person liable in respect of any of the Obligations. The liability of the Guarantor shall not be affected or impaired by any voluntary or involuntary liquidation, dissolution, sale, or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar event or proceeding affecting UHRL or the Guarantor or any of their respective assets. The Guarantor also waives promptness, diligence, and notice with respect to any Obligation, any change of the time, manner, or place of payment or other term of the Obligation, any exchange, release or non-perfection of any collateral securing payment of any Obligation, and any requirement that the Ceding Company exhaust any right or take any action against UHRL or any collateral security.

5.	The Guarantor waives presentment, demand for payment, notice of dishonor or nonpayment, and protest of any instrument evidencing the Obligations.

6.
If any payment applied by the Ceding Company to the Obligations is thereafter set aside, recovered, rescinded, or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency, or reorganization of Guarantor or any other obligor), the Obligations to which such payment was applied shall for the purpose of this Guaranty be deemed to have continued in existence notwithstanding such application, and this Guaranty shall be enforceable as to such Obligations as fully as if such application had never been made.

7.
This Guaranty shall be effective upon delivery to the Ceding Company, without further act, condition, or acceptance by the Ceding Company, shall be binding upon the Guarantor and the successors and assigns of the Guarantor and shall inure to the benefit of the Ceding Company and its participants and successors and to the benefit of any assignees of the Guaranty and their successors.

8.           Guarantor represents and warrants that:

(a) it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware;

(b) it has all requisite corporate power and authority to execute, deliver, and perform this Guaranty;

(c) its execution, delivery, and performance of this Guaranty have been duly authorized by all necessary action on its part;

EXECUTION VERSION

(d) it has executed and delivered this Guaranty and this Guaranty is the legal, valid, and binding obligation of Guarantor, enforceable against it in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors' rights generally, and to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(e) neither the execution nor delivery of this Guaranty nor compliance with or fulfillment of the terms, conditions, and provisions hereof, conflicts with, results in a material breach or violation of the terms, conditions, or provisions of, or constitutes a material default, an event of default, or an event creating rights of acceleration, termination, or cancellation, or a loss of rights under (i) the organizational documents of Guarantor, (ii) any judgment, decree, order, contract, agreement, indenture, instrument, note, mortgage, lease, governmental permit, or other authorization, right, restriction, or obligation to which Guarantor is a party or any of its property is subject or by which Guarantor is bound, or (iii) any federal, state, or local law, statute, ordinance, rule, or regulation applicable to Guarantor;

(f) no consent, authorization, approval, order, license, certificate, or permit or act of or from, or declaration of filing with, any governmental authority or any party to any contract, agreement, instrument, lease, or license to which Guarantor is a party or by which Guarantor is bound, is required for the execution, delivery, performance, or compliance with the terms hereof by Guarantor, except as have been obtained as required prior to the date hereof;

(g) there is no pending, or to the best of its knowledge, threatened, litigation against Guarantor in any court or before any commission or regulatory body, whether federal , state, or local, which challenges the validity or enforceability of this Guaranty;

(h) it is not insolvent within the meaning of applicable state laws and federal laws relating generally to bankruptcy, insolvency, or reorganization or relief of debtors; and

(i) there are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

9.
All notices, approvals, requests, and demands to be made hereunder to any party hereto shall be made in writing and addressed to the address set forth below and shall be given by: (a) personal delivery or prepaid, receipted courier, or express delivery service (including, but not limited to, Federal Express, Express Mail, or United Parcel Service); or (b) registered United States mail, return receipt requested, and postage prepaid.

A party's address may be changed by notice to the other parties given in the same

EXECUTION VERSION

manner as provided above. Any notice, demand, or request sent pursuant to clause (a) shall be deemed received upon such delivery and, if sent pursuant to clause (b), shall be deemed received five (5) days following deposit in the mail.

Guarantor:	Wells Fargo & Company MAC #AOlOl-121 420 Montgomery Street San Francisco, CA 94104 Attention: Timothy J. Sloan Senior Executive Vice President and Chief Financial Officer
With copies to:	J. Oliver Heyliger Union Hamilton Reinsurance, Ltd. Vallis Building, 3 rct Floor Hamilton, HM 11 Bermuda Email: oliver.heyliger@willis.com Fax: 441-295-4143
AND
David Florian Chairman & CEO UHRL Insurance Company, Ltd. MAC D1050-110 401 South Tryon Street, 11th Floor Charlotte, NC 28202-1675 Email: david.florian@wellsfargo.com Fax: 704-374-2803
AND
MAC D3348-013 3480 Stateview Blvd. Fort Mill, South Carolina 29715-7203 . Email: david.florian@wellsfargo .com
Ceding Company:	Stephen Turer Vice President The Lincoln National Life Insurance Company 350 Church Street Hartford, CT. 06103
With a copy to:	Marcie Weber Vice President & Senior Counsel The Lincoln National Life Insurance Company 1300 S. Clinton Street Fort Wayne, IN 46802

EXECUTION VERSION

10.	Neither the Guarantor nor the Ceding Company shall assign or transfer its obligations under this Guaranty without the prior written consent of the other party.

11.
In all respects, including, without limitation, matter of construction and performance of this Guaranty and the obligations arising hereunder, the Guaranty shall be governed by, and construed in accordance with the internal laws of the State of Minnesota applicable to contracts and obligations made in such state and any applicable laws of the United States of America.

12.
If any term or provision of this Guaranty or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable , shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforced to the fullest extent permitted by law. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall be reformed as necessary to give effect to the commercial intention of the parties.

13.
The waiver of any provision of this Guaranty by the Ceding Company shall constitute a waiver of this provision on that occasion only, and shall not constitute a waiver of any other provision of this Guaranty, or that provision with respect to any other occasion. No waiver of any provision of this Guaranty by the Ceding Company shall be deemed effective unless contained in a writing signed by it.

14.	No provision of this Guaranty may be amended, waived, or otherwise modified except by a written agreement executed by the Ceding Company and the Guarantor.

15.
The Guarantor hereto hereby waives, to the fullest extent permitted by law, any right to a trial by jury in respect of any litigation arising directly or indirectly out of, under, or in connection with this Guaranty, whether in tort, contract, or equity.

16.
Unless otherwise stated in the Reinsurance Agreement, all amounts payable under this Guaranty shall be paid free and clear of and without reduction of or withholding for any present or future taxes or other deductions ("Taxes") all of which shall be paid by the Guarantor for its own account. If any payment by the Guarantor is reduced by reason of any Taxes, the Guarantor shall pay such additional amounts as may be necessary to ensure that the Ceding Company or the Reserve Credit Trust Account, as appropriate, actually receives the net amount equal to the full amount which it would have received had no such payment, deduction, or withholding been required. For avoidance of doubt, the Guarantor shall not be required to provide an amount in excess what the Reinsurer is required to provide under the Reinsurance Agreement.

SIGNATURE PAGE FOLLOWS.

EXECUTION VERSION

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Guarantor as of the date first above written.

WELLS FARGO & COMPANY

By: /s/ Paul r. Ackerman
Name: Paul R. Ackerman
Its: Executive Vice President and Treasurer